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                                                                       EXHIBIT 5


                                October 1, 1997



Group Maintenance America Corp.
1800 West Loop South, Suite 1375
Houston, Texas 77027

Ladies and Gentlemen:

We have represented Group Maintenance America Corp. (the "Company") in connection with its Registration Statement on Form S-4 (the "Registration Statement"), relating to the offering of up to 685,715 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). The Common Stock is to be issued pursuant to an Agreement and Plan of Merger dated as of August 18, 1997 (the "Merger Agreement") among MacDonald-Miller Industries, Inc. ("MMI"), the Company, MacDonald-Miller Acquisition Corp., the principal shareholders of MMI and the trustee of the MMI Employee Stock Ownership Plan and Trust.

In connection therewith, we have examined, among other things, the Articles of Incorporation and the By-laws of the Company, each as amended to date, the corporate proceedings taken to date with respect to the authorization and issuance and sale of the Common Stock, and form of the Merger Agreement.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Texas; and

     2. Assuming other conditions to the Merger Agreement are met, the issuance of the Common Stock to be issued by the Company pursuant to the Merger Agreement has been duly authorized, and (subject to the Registration Statement becoming effective and any applicable Blue Sky laws being complied with) upon the issuance and delivery thereof in accordance with the terms of the Merger Agreement and as set forth in the Registration Statement, the Common Stock will be legally issued, fully paid, and nonassessable.

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Group Maintenance America Corp.
October 1, 1997
Page 2




The opinion set forth above is limited in all respects to the laws of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent we do not admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                              Very truly yours,



                              Bracewell & Patterson, L.L.P.

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